Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2023 RESULTS,
ANNOUNCES THREE-FOR-TWO STOCK SPLIT AND $0.17 PER SHARE DIVIDEND (POST-STOCK SPLIT)

●	Revenues of $2.0 billion, net income of $98.3 million
●	Earnings per diluted share of $1.75
●	Absorption ratio 139.7%
●	Strong revenues largely driven by continued demand for new commercial vehicles and ongoing focus on national accounts and strategic initiatives
●	Board declares three-for-two stock split with respect to both Class A and Class B common stock
●	Board declares a post-stock split cash dividend of $0.17 per share of Class A and Class B common stock, representing a 21.4% increase

SAN ANTONIO, Texas, July 25, 2023 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2023, the Company achieved revenues of $2.003 billion and net income of $98.3 million, or $1.75 per diluted share, compared with revenues of $1.791 billion and net income of $110.2 million, or $1.92 per diluted share, in the quarter ended June 30, 2022. On May 2, 2022, the Company closed on its acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited, which resulted in a $9.8 million gain. Excluding the one-time gain related to the acquisition, the Company’s adjusted net income for the quarter ended June 30, 2022 was $100.4 million, or $1.75 per diluted share.

The Company’s Board of Directors declared a three-for-two stock split with respect to both the Company’s Class A and Class B common stock. The stock split will be effected in the form of a stock dividend payable on August 28, 2023, to shareholders of record as of August 7, 2023. Holders of the Company’s common stock will receive an additional one-half share for each share of common stock held as of the record date. The stock split will increase the number of outstanding shares of Class A common stock from approximately 41,690,232 to approximately 62,535,348 and will increase the number of outstanding shares of Class B common stock from approximately 12,140,108 to approximately 18,210,161. Additionally, the Company’s Board of Directors declared a cash dividend of $0.17 per share of Class A and Class B common stock, to be paid on September 22, 2023, to all shareholders of record as of September 7, 2023. “We remain dedicated to returning capital to our shareholders, and we are pleased to announce a post-stock split cash dividend of $0.17 per share. After the stock split, this represents a 21.4% increase in the quarterly cash dividend paid to our shareholders compared to the prior quarterly dividend,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.

“We are proud of our strong financial results this quarter, which were largely driven by continued strong demand for new Class 8 and Class 4-7 commercial vehicles, as well as by strong aftermarket demand from large national accounts and vocational fleets,” said Rush. “However, over-the-road customers, which is our largest customer segment, are dealing with significant pressure from high interest rates, low freight rates and depressed used truck values. These difficult industry conditions are particularly tough on small over-the-road carriers and have limited overall aftermarket growth in the commercial vehicle industry. Despite a difficult operating environment, our efforts to consistently add technicians to our network over the past two years and our strategic focus on growing our national account customer base have enabled us to continue to achieve strong financial results,” he said.

“Supply constraints continue to negatively impact new truck production, and coupled with supply issues from body companies, may impact new truck deliveries in the third quarter. However, we expect that production will continue to normalize, and demand for new commercial vehicles will remain strong this year. Used truck values continued to depreciate in the second quarter, but the rate of decline began to slow. We continue to add technicians to our network, which is enabling us to expand our mobile service offerings and offer better support to our large fleet customers. We will continue to closely monitor economic factors, including contract and spot rates, fuel prices, interest rates, and new housing construction, each of which could impact truck and aftermarket demand through the remainder of the year, particularly with respect to small carriers. That said, we are confident that our focus on operational excellence and the technological and process improvements we have put in place over the past few years will help us achieve strong financial results in 2023,” Rush said.

“As always, I would like to thank our employees for their hard work, which enables us to provide superior service to our customers and achieve our strategic goals,” Rush added.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 59.9% of the Company’s total gross profit in the second quarter of 2023, with parts, service and collision center revenues reaching $651.1 million. The Company achieved a quarterly absorption ratio of 139.7% in the second quarter of 2023, compared to 136.4% in the second quarter of 2022.

“In the second quarter, we experienced healthy demand for aftermarket parts and services from most customer segments, especially refuse and large national accounts. As previously mentioned, over-the-road fleets are dealing with significant pressure from high interest rates, low freight rates and other economic factors, which limited aftermarket growth overall in the commercial vehicle industry. Due to the diversity of our customer base and our continued focus on our strategic aftermarket initiatives, such as expanded Xpress services, mobile services and contract maintenance offerings for large fleets, we were largely able to offset the negative impact caused by economic factors impacting over-the-road fleets, and we are very proud of our aftermarket growth this quarter,” Rush said.

“As we look ahead, we expect that the rate of inflation will continue to slow, and that aftermarket growth will continue to moderate throughout the remainder of 2023. Though we may experience some ongoing challenges due to economic conditions currently impacting over-the-road customers, we believe our focus on achieving operational efficiencies and our commitment to long-term strategic initiatives will cause our aftermarket financial results to remain strong this year,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 72,462 units in the second quarter of 2023, up 13.2% over the second quarter of last year, according to ACT Research. The Company sold 4,300 new Class 8 trucks in the second quarter, an increase of 3.2% compared to the second quarter of 2022, which accounted for 5.7% of the new U.S. Class 8 truck market and 1.8% of the Canada new Class 8 truck market.

“Freight rates remained low in the second quarter, which particularly impacted smaller operators, but due to limited truck production over the past few years, we continued to experience strong widespread demand for new commercial vehicles. While we are still operating within the confines of truck allocation, due to our strategic decision several years ago to diversify our customer base, we are confident we are using our allocations in a way that provides the most long-term benefits for our business and enables us to effectively navigate the current freight recession. In addition, we are seeing demand from customers seeking new commercial vehicles ahead of emissions regulations and associated price increases beginning in 2024,” said Rush.

“Moving forward, new truck production continues to improve, and while supply constraints may impact new truck production and retail sales, we still expect that our third quarter new Class 8 truck sales will be consistent with our second quarter results,” he said.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 65,493 units in the second quarter of 2023, up 21.0% over the second quarter last year, according to ACT Research.  The Company sold 3,477 new Class 4 through 7 medium-duty commercial vehicles in the second quarter of 2023, an increase of 23.5% compared to the second quarter of 2022, representing 5.2% of the new U.S. Class 4 through 7 commercial vehicle market and 2.6% of the new Canada Class 5 through 7 commercial vehicle market.

“In the second quarter, we experienced strong demand for new Class 4-7 commercial vehicles in most market segments. The manufacturers we represent are currently devoting more resources to medium-duty commercial vehicle production compared to 2022, but production remains constrained. However, there continues to be significant unmet demand resulting from the limited production of the past few years,” Rush said.

“As we look ahead, strong pent-up demand for medium-duty vehicles remains, but we are closely monitoring interest rates and other economic factors which may affect many of our Class 4-7 customers and impact demand for new vehicles. It should also be noted that on the production side, some truck body companies are having difficulty keeping pace with build rates, which may impact truck deliveries later this year. Despite these challenges, we believe our third quarter sales will be on pace with our second quarter results,” said Rush.

The Company sold 1,869 used commercial trucks in the second quarter of 2023, an increase of 14.7% over the second quarter of 2022. “In the second quarter, while we experienced growth year-over-year, soft freight rates and the increase in new truck production caused continued weak demand for used trucks. Additionally, used truck prices continued to decline, though the rate of decline has slowed and pricing appears to be stabilizing. Looking ahead, with new truck production continuing to increase and with freight rates not expected to improve this year, we believe used truck demand and values will remain low through 2023. We plan to maintain lower-than-normal used truck inventory levels until used truck demand and values begin to increase,” said Rush.

Leasing and Rental

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 1,600 trucks under contract maintenance agreements. Lease and rental revenue increased 9.9% in the second quarter of 2023 compared to the second quarter of 2022.

“We experienced healthy demand for leased vehicles in the second quarter, which drove strong financial results from our leasing and rental operations. While rental utilization rates have declined slightly, they are still at historically high levels, and we expect them to remain strong through the rest of this year. The age of our fleet may cause operating costs to increase somewhat, but we believe our lease and rental business will remain strong through the remainder of 2023,” Rush said.

Financial Highlights

In the second quarter of 2023, the Company’s gross revenues totaled $2.003 billion, an 11.8% increase from gross revenues of $1.791 billion reported in the second quarter of 2022. Net income for the second quarter of 2023 was $98.3 million, or $1.75 per diluted share, compared to net income of $110.2 million, or $1.92 per diluted share, in the second quarter of 2022. On May 2, 2022, the Company closed on its acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited which resulted in a $9.8 million gain. Excluding the one-time gain related to the acquisition, the Company’s adjusted net income for the quarter ended June 30, 2022 was $100.4 million, or $1.75 per diluted share.

Aftermarket products and services revenues were $651.1 million in the second quarter of 2023, compared to $598.3 million in the second quarter of 2022. The Company delivered 4,300 new heavy-duty trucks, 3,477 new medium-duty commercial vehicles, 452 new light-duty commercial vehicles and 1,869 used commercial vehicles during the second quarter of 2023, compared to 4,168 new heavy-duty trucks, 2,815 new medium-duty commercial vehicles, 408 new light-duty commercial vehicles and 1,629 used commercial vehicles during the second quarter of 2022.

During the second quarter of 2023, the Company repurchased $40.3 million of its common stock pursuant to its stock repurchase plan. In addition, the Company paid a cash dividend of $11.4 million during the second quarter of 2023.

“We are proud of our ability to return value to our shareholders as reflected through our earnings growth over the past few years, quarterly dividends, including the 21.4% increase in the dividend to paid on September 22, 2023, after our three-for-two stock split is effective and our stock repurchase program, all while maintaining a strong cash position and balance sheet. Further, we believe our continued focus on operational excellence is significantly improving our quality of earnings which is helping us achieve our long-term goals and invest in our future,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 26, 2023, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BIc3bd71e87af54366a94a4fb11664b4ba

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2022. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,897	$201,044
Accounts receivable, net	236,870	220,651
Inventories, net	1,637,321	1,429,429
Prepaid expenses and other	21,707	16,619
Total current assets	2,087,795	1,867,743
Property and equipment, net	1,441,046	1,368,594
Operating lease right-of-use assets, net	104,840	102,685
Goodwill, net	417,465	416,363
Other assets, net	75,175	65,681
Total assets	$4,126,321	$3,821,066

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,125,373	$933,203
Current maturities of finance lease obligations	34,605	29,209
Current maturities of operating lease obligations	14,966	15,003
Trade accounts payable	186,809	171,717
Customer deposits	101,570	116,240
Accrued expenses	157,522	163,302
Total current liabilities	1,620,845	1,428,674
Long-term debt, net of current maturities	245,277	275,433
Finance lease obligations, net of current maturities	102,227	93,483
Operating lease obligations, net of current maturities	91,431	89,029
Other long-term liabilities	24,301	19,455
Deferred income taxes, net	154,955	151,970
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2023 and 2022	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 41,715,105 Class A shares and 12,179,225 Class B shares outstanding in 2023; and 42,808,333 Class A shares and 12,266,309 Class B shares outstanding in 2022	578	572
Additional paid-in capital	522,375	500,642
Treasury stock, at cost: 2,635,163 Class A shares and 1,297,059 Class B shares in 2023; and 979,978 Class A shares and 927,330 Class B shares in 2022	(196,515)	(130,930)
Retained earnings	1,543,941	1,378,337
Accumulated other comprehensive income	(2,209)	(4,130)
Total Rush Enterprises, Inc. shareholders’ equity	1,868,170	1,744,491
Noncontrolling interest	19,115	18,531
Total shareholders’ equity	1,887,285	1,763,022
Total liabilities and shareholders’ equity	$4,126,321	$3,821,066

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenues
New and used commercial vehicle sales	$1,250,794	$1,098,255	$2,412,519	$2,033,974
Parts and service sales	651,130	598,298	1,299,356	1,141,561
Lease and rental	88,549	80,538	175,215	151,873
Finance and insurance	6,189	7,755	12,760	15,280
Other	6,390	6,395	14,969	11,755
Total revenue	2,003,052	1,791,241	3,914,819	3,354,443
Cost of products sold
New and used commercial vehicle sales	1,124,339	994,406	2,174,704	1,829,399
Parts and service sales	403,351	367,284	805,506	701,492
Lease and rental	61,514	55,335	121,992	103,896
Total cost of products sold	1,589,204	1,417,025	3,102,202	2,634,787
Gross profit	413,848	374,216	812,617	719,656
Selling, general and administrative expense	256,691	225,327	513,499	449,774
Depreciation and amortization expense	14,545	13,910	28,859	27,584
Gain on sale of assets	247	44	376	224
Operating income	142,859	135,023	270,635	242,522
Other (expense) income	(96)	8,333	2,251	22,397
Interest expense (income), net	12,238	3,168	23,221	4,387
Income before taxes	130,525	140,188	249,665	260,532
Provision for income taxes	32,001	29,515	60,351	57,406
Net income	98,524	110,673	189,314	203,126
Less: Net income attributable to noncontrolling Interests	249	446	584	446
Net income attributable to Rush Enterprises, Inc.	$98,275	$110,227	$188,730	$202,680

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.80	$1.98	$3.46	$3.63
Diluted	$1.75	$1.92	$3.35	$3.52

Weighted average shares outstanding:
Basic	54,460	55,640	54,617	55,788
Diluted	56,104	57,310	56,334	57,610

Dividends declared per common share	$0.21	$0.19	$0.42	$0.38

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	June 30, 2023	June 30, 2022
New heavy-duty vehicles	$773,833	$691,242
New medium-duty vehicles (including bus sales revenue)	332,770	240,268
New light-duty vehicles	26,946	20,147
Used vehicles	107,735	142,463
Other vehicles	9,510	4,135

Absorption Ratio	139.7%	136.4%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2023	June 30, 2022
Floor plan notes payable	$1,125,373	$851,715
Current maturities of finance lease obligations	34,605	26,388
Long-term debt, net of current maturities	245,277	401,760
Finance lease obligations, net of current maturities	102,227	82,204
Total Debt (GAAP)	1,507,482	1,362,067
Adjustments:
Debt related to lease & rental fleet	(377,927)	(506,003)
Floor plan notes payable	(1,125,373)	(851,715)
Adjusted Total Debt (Non-GAAP)	4,182	4,349
Adjustment:
Cash and cash equivalents	(191,897)	(216,694)
Adjusted Net Debt (Cash) (Non-GAAP)	$(187,715)	$(212,345)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2023	June 30, 2022
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$377,432	$340,718
Provision for income taxes	120,187	101,665
Interest expense	37,958	5,862
Depreciation and amortization	56,940	53,791
Gain on sale of assets and business acquisition	(2,607)	(8,959)
EBITDA (Non-GAAP)	589,910	493,077
Adjustments:
Interest expense associated with FPNP and L&RFD	(38,645)	(1,862)
Adjusted EBITDA (Non-GAAP)	$551,265	$491,215

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2023	June 30, 2022
Net cash provided by operations (GAAP)	$350,566	$242,822
Acquisition of property and equipment	(321,834)	(190,051)
Free cash flow (Non-GAAP)	28,732	52,771
Adjustments:
Draws on floor plan financing, net	274,425	350,337
Payments on L&RFD, net	(116,643)	–
Proceeds from L&RFD	–	14,105
Principal payments on L&RFD	–	(42,871)
Cash used for L&RF purchases	232,813	105,308
Non-maintenance capital expenditures	24,358	21,677
Adjusted Free Cash Flow (Non-GAAP)	$443,685	$501,327

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2023	June 30, 2022
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$1,868,170	$1,611,037
Adjusted net debt (cash) (Non-GAAP)	(187,715)	(212,345)
Adjusted Invested Capital (Non-GAAP)	$1,680,455	$1,398,692

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.